Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan, 2025 Equity Incentive Plan, and the 2025 Employee Stock Purchase Plan of Maze Therapeutics, Inc. of our report dated June 21, 2024 (except for the fourth paragraph of Note 1, as to which the date is January 27, 2025), with respect to the financial statements of Maze Therapeutics, Inc. for the years ended December 31, 2023 and 2022 included in Amendment No. 2 to the Registration Statement (Form S-1, No. 333-284164), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

January 31, 2025